FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES THIRD QUARTER 2015 RESULTS;

BOOK VALUE PER SHARE INCREASES TO $19.99

Highlights:

  Third quarter net income of $2.2 million ($0.33 per share) compared to $1.9 million ($0.29 per share) for the same period in 2014. Net income of $21.9 million ($3.34 per share) for the nine months ended September 30, 2015 compared to $4.6 million ($0.71 per share) for the same period in 2014. Results for the three and nine months ended September 30, 2015 include a non-cash income tax benefit of $0.5 million and $18.1 million, respectively, resulting from the reversal of substantially all of the valuation allowance on the Company’s net deferred tax asset.
  Book value increased $3.60, or 22.0%, to $19.99 per share at September 30, 2015 compared to $16.39 at December 31, 2014.
  Loans receivable increased to $601.5 million at September 30, 2015 compared to $540.5 million at December 31, 2014, an annualized growth rate of 15.1% for the period.
  Non-performing assets decreased $8.2 million, or 38.8%, to $13.0 million at September 30, 2015 compared to $21.2 million at December 31, 2014 and totaled 1.32% of total assets at September 30, 2015 compared to 2.35% at December 31, 2014.
  Net interest income increased to $7.0 million in the third quarter compared to $6.2 million for the same period in 2014, an increase of 14.2%.
  Core return on average equity was 5.30% for the third quarter compared to 3.05% in the second quarter of 2015.
  Core efficiency ratio improved to 70.10% in the third quarter compared to 83.07% in the second quarter of 2015.
  Completed the rebranding of the Bank to the Entegra Bank name as of September 30, 2015.

Franklin, North Carolina, October 29, 2015 — Entegra Financial Corp. (NASDAQ: ENFC) (the “Company”), the holding company for Entegra Bank (the “Bank”), today announced earnings for the three and nine month periods ended September 30, 2015.

Roger D. Plemens, President and CEO of the Company, reported, “We are pleased to announce another quarter of strong performance as we continue to execute upon our strategic initiative of growing our return on equity by diversifying into higher growth contiguous markets, leveraging our capital, and seeking accretive acquisition opportunities while positioning the Company for long-term independence. Our quarterly and year-to-date results illustrate our robust loan growth, significantly improved asset quality, and strengthening core profitability. We look forward to continued momentum in bolstering our balance sheet and delivering long-term shareholder value.”

Net Interest Income

Core net interest income, which excludes one-time deferred interest and discounts recognized, increased $0.9 million, or 14.2%, to $7.0 million for the three months ended September 30, 2015 compared to $6.2 million for the same period in 2014. Core net interest income increased $1.6 million, or 8.6%, to $20.0 million for the nine months ended September 30, 2015 as compared to $18.4 million during the comparable period in 2014. The increases for both periods in 2015 are primarily the result of higher earning asset balances.

Provision for Loan Losses

We recorded no provision for loan losses for the three month period ended September 30, 2015 compared to $16,000 for the same period in 2014. The provision for loan losses was negative $1.5 million for the nine months ended September 30, 2015 compared to $27,000 for the same period in 2014. The negative provision for the nine month period was attributable to the Company’s improved asset quality and significantly reduced charge-offs, as well as a decline in the overall historical loss rates used in our allowance for loan losses model.

Noninterest Income and Expense

Noninterest income increased $0.4 million, or 28.7%, to $1.8 million for the three months ended September 30, 2015 compared to $1.4 million for the same period in 2014. For the nine months ended September 30, 2015, noninterest income increased $0.1 million, or 2.4%, to $4.4 million compared to $4.3 million for the same period in 2014. The increase for both periods was primarily attributable to an increase in mortgage banking income and gains on sales of SBA loans and partially offset by a decrease in the gains on sales of investment securities.

Core noninterest expense, which excludes FHLB prepayment penalties, increased $0.6 million, or 11.4%, to $6.2 million for the three months ended September 30, 2015 compared to $5.6 million for the same period in 2014. For the nine months ended September 30, 2015, core noninterest expense increased $1.9 million, or 10.7%, to $19.2 million compared to $17.3 million for the same period in 2014. The increase for both periods was primarily attributable to increases in compensation and other expenses, which were partially offset by decreases in the net cost of operation of real estate owned. The Company continues to make investments in people and infrastructure as it continues to grow its existing revenue base and enter new markets.

Income Taxes

Income tax expense (benefit) for the three and nine month periods ended September 30, 2015 was $0.5 million and ($16.9) million, respectively, and include reversals of the valuation allowance on the net deferred tax asset of $0.5 million and $18.1 million, respectively. At September 30, 2015, the Company maintained $0.8 million in valuation allowance against its net deferred tax asset, which will be reversed in the fourth quarter of 2015 in accordance with the accounting literature for intra-period tax allocations.

Balance Sheet

Total assets increased $80.7 million, or 8.9%, to $984.3 million at September 30, 2015 compared to $903.6 million at December 31, 2014.

The Company continued to experience improvement in loan demand as net loans increased by $61.1 million, or 11.3%, to $601.5 million at September 30, 2015 from $540.5 million at December 31, 2014. The loan balance as of September 30, 2015 includes $18.4 million in externally sourced loans which were purchased during 2015. The Company also increased its investment portfolio by $19.0 million from December 31, 2014 to September 30, 2015 to better leverage its capital. In addition to increases in loans and investment securities, net deferred tax assets increased $16.0 million from December 31, 2014 to September 30, 2015 primarily as a result of $18.1 million in valuation allowance reversals.

Deposits decreased $20.0 million, or 2.9%, to $683.1 million compared to $703.1 million at December 31, 2014. The decrease was primarily attributable to the maturity of the Company’s remaining brokered deposits of $9.0 million which carried an interest rate of 3.60% as well as the maturity of other wholesale certificates of deposit. The Company continues its focus on growing core deposits (non-maturity deposits) throughout its market area with an annualized growth rate of 6.7% during the first nine months of 2015.

The Company funded its asset growth primarily with FHLB advances which increased $75.5 million from December 31, 2014 to September 30, 2015. As of September 30, 2015, the total FHLB advances of $135.5 million had a weighted average interest of 0.65%. This funding source continues to be a low cost complement to core deposits.

Total equity increased $23.5 million, or 21.9%, to $130.8 million at September 30, 2015 compared to $107.3 million at December 31, 2014. This increase was attributable to $21.9 million of year-to-date net income and a $1.6 million improvement in unrealized losses on investment securities.

Asset Quality

Non-performing loans decreased $9.2 million, or 54.7%, to $7.6 million at September 30, 2015 compared to $16.8 million at December 31, 2014. Real estate owned balances increased to $5.4 million at September 30, 2015 compared to $4.4 million at December 31, 2014 primarily attributable to the foreclosure of one residential real estate property. The Company continued to experience fewer transfers to real estate owned with most of the transfers being 1-4 family residential properties which are normally sold at a faster pace than other property types.

Non-performing assets were 1.32% of total assets and 9.9% of total equity at September 30, 2015 compared to 2.35% and 19.8% at December 31, 2014, respectively.

For the nine months ended September 30, 2015, the Company had net loan recoveries of $0.1 million compared to net charge-offs of $2.5 million for the same period in 2014, a net improvement of $2.6 million.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. This news release and the accompanying tables discuss financial measures, such as core net interest income, core noninterest expense, core net income, core return on average assets, core return on average equity, and core efficiency ratio, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp. is the parent holding company of Entegra Bank. The Company’s shares began trading on the NASDAQ Global Market on October 1, 2014 under the symbol “ENFC”. In December 2014, the Company’s stock was added to the Russell Microcap Index and the ABA NASDAQ Community Bank Index.

Entegra Bank operates a total of 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania and a loan production office in Greenville, South Carolina which is expected to become a full service branch in the fall of 2015. As previously announced, the Bank has entered into an agreement to acquire two bank branches in Anderson and Chesnee, South Carolina with the closing expected to occur in December 2015.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Interest income	$8,401	$7,913	$24,397	$24,503
Interest expense	1,360	1,747	4,385	4,959

Net interest income	7,041	6,166	20,012	19,544

Provision for loan losses	—	16	(1,500)	27

Net interest income after provision for loan losses	7,041	6,150	21,512	19,517

Noninterest income	1,823	1,416	4,416	4,313
Noninterest expense	6,214	5,577	20,937	17,326

Income before taxes	2,650	1,989	4,991	6,504

Income tax expense (benefit)	485	107	(16,894)	1,863

Net income	$2,165	$1,882	$21,885	$4,641

Average shares outstanding	6,546,375	6,546,375	6,546,375	6,546,375

Basic and diluted net income per share	$0.33	$0.29	$3.34	$0.71

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(Dollars in thousands)

	September 30, 2015	December 31, 2014
Assets

Cash and cash equivalents	$42,410	$58,982
Investments - available for sale	229,606	219,859
Investments - held to maturity	38,582	29,285
Loans held for sale	4,771	10,761
Loans receivable	601,539	540,479
Allowance for loan losses	(9,633)	(11,072)
Real estate owned	5,379	4,425
Fixed assets, net	15,282	13,004
Bank owned life insurance	20,748	20,417
Net deferred tax asset	18,097	2,089
Other assets	17,540	15,419
Total assets	$984,321	$903,648

Liabilities and Shareholders’ Equity

Liabilities
Deposits	$683,073	$703,117
Federal Home Loan Bank advances	135,500	60,000
Junior subordinated notes	14,433	14,433
Post employment benefits	10,076	9,759
Other liabilities	10,404	9,020
Total liabilities	$853,486	$796,329

Shareholders’ equity
Total shareholders’ equity	130,835	107,319

Total liabilities and shareholders’ equity	$984,321	$903,648

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

SELECTED FINANCIAL RATIOS AND OTHER DATA

(Dollars in thousands, except per share data)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2015	2014	2015	2014
Non-GAAP Performance Ratios and Data:
Core return on average assets	0.70%	0.56%	0.49%	0.57%
Core return on average equity (1)	5.30%	11.46%	3.91%	11.82%
Core efficiency ratio (2)	70.10%	73.56%	78.50%	76.22%
Core earnings per share	$0.26	$0.19	$0.52	$0.54

(1) - Core return on average equity for the three and nine months ended September 30, 2014 reflects our actual average equity, and would have been adversely impacted had the $63.7 million in net stock offering proceeds raised on September 30, 2014 been outstanding during the entire periods presented.

(2) - The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

	As of September 30, 2015	As of December 31, 2014
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$7,601	$16,780
Real estate owned	$5,379	$4,425
Non-performing assets	$12,980	$21,205
Non-performing loans to total loans	1.26%	3.10%
Non-performing assets to total assets	1.32%	2.35%
Allowance for loan losses to non-performing loans	126.73%	65.98%
Allowance for loan losses to total loans	1.60%	2.05%

Preliminary Capital Ratios (Bank level only) (1):
Tier I capital (to average assets)	12.25%	11.91%
Common Equity Tier I capital (to risk-weighted assets)	18.68%	N/A
Tier I capital (to risk-weighted assets)	18.68%	19.89%
Total capital (to risk-weighted assets)	19.94%	21.15%

Preliminary Capital Ratios (Company) (1):
Tier I capital (to average assets)	14.12%	13.94%
Common Equity Tier I capital (to risk-weighted assets)	20.24%	N/A
Tier I capital (to risk-weighted assets)	21.53%	23.24%
Total capital (to risk-weighted assets)	22.80%	24.50%

Other Data:
Book value per share	$19.99	$16.39
Closing market price per share	$17.34	$14.39
Closing price-to-book value ratio	86.74%	87.77%

(1) - Beginning January 1, 2015, the ratios are calculated using the Basel III framework which will be fully phased-in by 2019. Capital ratios for prior periods were calculated using the Basel I framework. The Common Equity Tier 1 (CET 1) ratio is a new ratio introduced under the new Basel III framework.

APPENDIX – RECONCILIATION OF NON-GAAP MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(Dollars in thousands)
Core Net Interest Income
Net Interest income (GAAP)	$7,041	$6,166	$20,012	$19,544
One-time deferred interest and discounts	—	—	—	(1,125)
Core net interest income (Non-GAAP)	$7,041	$6,166	$20,012	$18,419

Core Noninterest Expense
Noninterest expense (GAAP)	$6,214	$5,577	$20,937	$17,326
FHLB prepayment penalty	—	—	(1,762)	—
Core noninterest expense (Non-GAAP)	$6,214	$5,577	$19,175	$17,326

Core Net Income
Net income (GAAP)	$2,165	$1,882	$21,885	$4,641
One-time deferred interest and discounts	—	—	—	(1,125)
Negative provision for loan losses	—	—	(1,500)	—
FHLB prepayment penalty	—	—	1,762	—
Adjust actual income tax expense (benefit) to 35% estimated effective tax rate (1)	(442)	(659)	(18,733)	(20)
Core net income (Non-GAAP)	$1,723	$1,223	$3,414	$3,496

Core Earnings Per Share
Earnings per share (GAAP)	$0.33	$0.29	$3.34	$0.71
One-time deferred interest and discounts	—	—	—	(0.17)
Negative provision for loan losses	—	—	(0.23)	—
FHLB prepayment penalty	—	—	0.27	—
Adjust actual income tax expense (benefit) to 35% estimated effective tax rate (1)	(0.07)	(0.10)	(2.86)	(0.00)
Core earnings per share (Non-GAAP)	$0.26	$0.19	$0.52	$0.54

Core Return on Average Assets
Return on Average Assets (GAAP)	0.89%	0.87%	3.14%	0.76%
Effect to adjust for one-time deferred interest and discounts	—	—	—	(0.19)
Effect to adjust for negative provision for loan losses	—	—	(0.22)	—
Effect to adjust for FHLB prepayment penalty	—	—	0.26	—
Effect to adjust for actual income tax expense (benefit) to 35% effective tax rate	(0.19)	(0.31)	(2.69)	—
Core Return on Average Assets (Non-GAAP)	0.70%	0.56%	0.49%	0.57%

Core Return on Average Equity (2)
Return on Average Equity (GAAP)	6.66%	17.64%	25.07%	15.68%
Effect to adjust for one-time deferred interest and discounts	—	—	—	(3.79)
Effect to adjust for negative provision for loan losses	—	—	(1.72)	—
Effect to adjust for FHLB prepayment penalty	—	—	2.02	—
Effect to adjust for actual income tax expense (benefit) to 35% effective tax rate	(1.36)	(6.18)	(21.46)	(0.07)
Core Return on Average Equity (Non-GAAP)	5.30%	11.46%	3.91%	11.82%

Core Efficiency Ratio
Efficiency ratio (GAAP)	70.10%	73.56%	85.71%	72.62%
Effect to adjust for one-time deferred interest and discounts	—	—	—	3.60
Effect to adjust for FHLB prepayment penalty	—	—	(7.21)	—
Core Efficiency Ratio (Non-GAAP)	70.10%	73.56%	78.50%	76.22%

(1) - The Company maintained a valuation allowance on its net deferred tax asset during the periods presented and therefore only recognized tax expense (benefit) for adjustments to its tax planning strategies and reversal of valuation allowance on net deferred tax assets. Core net income is reflected to adjust the income tax expense to an estimated 35% effective tax rate after the other adjustments have been applied.

(2) - Core return on average equity and return on average equity for the three and nine months ended September 30, 2014 reflects our actual average equity, and would have been adversely impacted had the $63.7 million in net stock offering proceeds raised on September 30, 2014 been outstanding during the entire periods presented.